SUPPLEMENT dated May 24, 2004

(To Prospectus Supplement Dated April 14, 2004

to Prospectus Dated February 12, 2004)

$826,648,100 (Approximate)

SEQUOIA MORTGAGE TRUST 2004-4

Mortgage Pass-Through Certificates

Sequoia Residential Funding, Inc.
Depositor
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The Class X-1 Certificates, currently having an outstanding Class Notional Amount of $770,067,484, were issued pursuant to the Prospectus Supplement on the Closing Date (with an initial Class Notional Amount of $799,911,000).  The Class X-1 Certificates are now being offered by Morgan Stanley & Co. Incorporated.  Calculation of the Class Notional Amount and the Certificate Interest Rate of the Class X-1 Certificates are as set forth in the Prospectus Supplement.  Capitalized terms used herein are as defined in the Prospectus Supplement.

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